EXHIBIT 23.2

To Whom It May Concern:

We consent to the inclusion in this Registration Statement on Form S-4 (Amended) of our report dated August 27, 2026, except for Note 12, as to which the date is October 2, 2026 with respect to the financial statements of Tigerless Health Inc. for the year ended June 30, 2026 and June 30, 2025.

We also consent to the references to us under the headings “Experts” in such Registration Statement.

Very truly yours,

/s/ Bush & Associates CPA LLC

Bush & Associates CPA LLC (PCAOB 6797)

Las Vegas, Nevada

October 2, 2026

9555 S Eastern Ave., Suite 280, Las Vegas, NV 89123 • 702.703.5979 • www.bushandassociatescpas.com